Exhibit (a.38)

ISHARES, INC.

ARTICLES OF AMENDMENT

iShares, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name:	iShares MSCI USA ETF

New Name:	iShares MSCI USA Equal Weighted ETF

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at 12:01 a.m. on September 1, 2015.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Assistant Secretary on this 1st day of September, 2015.

ATTEST:	ISHARES, INC.

/s/ Trace W. Rakestraw	By:	/s/ Jack Gee
Trace W. Rakestraw		Jack Gee
Assistant Secretary		Chief Financial Officer